Exhibit 10.35

INDEX

CLAUSE		PAGE
1	Interpretation	2

2	Appointment	3

3	Retirement	3

4	Duties	4

5	Exclusivity of Service	5

6	Place of Work	5

7	No obligation to provide work	5

8	Salary	6

9	Expenses	6

10	Pension, Health Insurance and other benefits	6

11	Annual Leave	7

12	Incapacity	7

13	Discipline	8

14	Termination	8

15	Reconstruction or Amalgamation	9

16	Executives Obligations on Termination	10

17	Protective Covenants	10

18	Binding on Successors	12

19	Waiver, Release and Remedies	12

20	Counterparts	13

21	Notices	13

22	Variation	13

23	Severability	13

24	Governing Law	13

25	Independent Legal Advice	13

THIS AGREEMENT, is made as of 17 November 1998 BETWEEN

(1)                               INVESTMENT TECHNOLOGY GROUP EUROPE LIMITED a company incorporated under the laws of lreland having its registered office at Dublin Exchange Facility, IFSC, 2nd Floor, Custom House Docks, Dublin 1, Ireland (the “Company”)

AND

(2)                               Alasdair Haynes of 2 Old Palace Terrace, The Green, Richmond, Surrey TW9 1NB (the “Executive”)

WITNESSETH as follows:

1.                                     Interpretation

1.1                                Definitions

In this Agreement unless the context otherwise requires or unless otherwise specified:

“Associated Company” means any company which from time to time is a subsidiary company of the Company the immediate parent company of the Company, Investment Technology Group Limited (“ITG”), the immediate parent company of ITG, Investment Technology Group SG Limited, or a subsidiary company of any such parent company and for the purposes of this definition “subsidiary company” and “parent company” shall have the meanings respectively given to them by Section 736 of the Companies Act, 1985;

“Board” means the board of directors from time to time of the Company;

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in England;

“Commencement Date” means 17 November 1998 or the date on which the Executive actually commences employment with the Company, whichever is the later;

“Group” means the Company and all Associated Companies;

“Ireland” means the Republic of lreland;

“Relevant Business” means the securities electronic matching business or businesses from time to time carried on by the Company and/or any Associated Company;

“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate irrespective of the cause or manner; and

“Territory” means any country in which the Company does business generally or actively markets its products during the Executive’s employment.

1.2                                Interpretation

In this Agreement unless the context otherwise requires or unless otherwise specified;

1.2.1               any reference to any statutory provision, or to any order or regulation shall be construed as a reference to that provision, order or regulation as extended, modified, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);

1.2.2               words denoting any gender include all genders and words denoting the singular include the plural and vice versa;

1.2.3               headings are for convenience only and shall not affect the construction or interpretation of this Agreement; and

1.2.4               if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day.

2.                                     Appointment

Subject to the provisions of clause 14 of this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as Chief Executive from the Commencement Date on the terms and subject to the conditions contained in this Agreement, for an initial period of five years provided however that during that initial period the Executive may terminate this Agreement by giving twelve months written notice to the Company and the Company may terminate this Agreement by giving written notice to the Executive as follows:

2.1                        if notice is given at any time between the Commencement Date and the second anniversary of the Commencement Date (“the First Period”), two years;

2.2                        if notice is given at any time between the second anniversary of the Commencement Date and the fourth anniversary of the Commencement Date (“the Second Period”) eighteen months;

and after the initial period of five years, this Agreement will continue until either party gives the other not less than twelve months written notice of termination.

3.                                     Retirement

If not previously terminated, this Agreement will be terminated by reason of retirement of the Executive at the end of the month in which the Executive’s 65th birthday occurs without compensation.

4.                                     Duties

4.1                                The Executive shall during his employment hereunder:

4.1.1               faithfully and diligently undertake and perform such duties and exercise such powers authorities and discretions in relation to and commensurate with his position as Chief Executive of the Company and its business as the Board may from time to time at its sole discretion assign or delegate to or vest in him on such terms and subject to such conditions and restrictions as the Board may from time to time at its sole discretion determine or impose; and

4.1.2               (unless prevented by ill health or accident and except during holidays permitted by this Agreement or with the consent of the Company) devote the whole of his working time, attention, abilities, expertise, skills and ingenuity to carrying out his duties hereunder during normal working hours and at such other times as may be required by the needs of the Company or the nature of the Executive’s duties. The Executive shall not be entitled to receive any additional remuneration for work outside normal working hours; and

4.1.3               carry out his duties in a proper and efficient manner and use his best endeavours to maintain, protect, promote and extend the business, interests, reputation and welfare of the Company and of any Associated Company; and

4.1.4               comply with all lawful resolutions, regulations and directions from time to time given to him by the Company and with all rules and regulations from time to time laid down by the Company concerning its executives which are not inconsistent with this Agreement; and

4.1.5               report to the Board and at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business and affairs of the Company and provide such explanations as the Board may require in connection therewith; and

4.1.6               subject to clause 6, in pursuance of his duties hereunder (without further remuneration unless otherwise agreed in writing with the Board) perform such duties or services for any Associated Company and accept and hold such offices or appointments in any Associated Company for such period as the Board may from time to time require provided that such duties or services, offices, or appointments are commensurate with his status as Chief Executive of the Company, and in all cases carry out such duties and the duties attendant on any such office or appointment as if they were duties to be performed by the Executive on behalf of the Company.

4.2                                In the event of either party serving notice of termination in accordance with clause 2.1, or the Executive being unable through illness or injury to carry out his duties hereunder for a consecutive period of 20 Business Days, the Board may from time to time and at any time appoint any other person or persons to act jointly or in conjunction with the Executive in the performance of his duties and powers hereunder and assign to any such person or persons duties and powers identical or similar to those undertaken or performed by the Executive hereunder save that when the Executive returns to work after a period of incapacity such persons or person will stand down with immediate effect.

5.                                     Exclusivity of Service

5.1                                Unless the Company shall at its absolute discretion so agree in writing, the Executive shall not during the course of his employment (except as a representative of the Company) and subject to clause 5.2, undertake nor, directly or indirectly be engaged, concerned or interested in any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise) or become an employee, officer, servant or agent of or consultant to any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise).

5.2                                Nothing in this clause shall preclude the Executive from holding being interested in or acquiring (beneficially or otherwise), when aggregated with any such holding of his spouse and his children under the age of 18 of which, the Executive is aware, not more than 3% per cent in nominal value of the issued share capital of any class of shares or securities of any other company listed or dealt in on any recognised stock exchange by way of bona fide investment unless the Board shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business conflicting, competing or tending to conflict or compete with the business of the Company or any Associated Company. The Executive shall comply with the provisions of the Company’s Compliance Manual.

6.                                     Place of Work

The Executive’s normal place of work shall be at the Company’s business premises in London or at such other place of business of the Company or any member of the Group as the Company shall reasonably require provided that such other place of business shall be within reasonable daily commuting distance from the Executive’s home and the Executive himself does not move outside the daily commuting distance. In addition, the Executive shall travel as necessary or required to Dublin and to such places whether inside or outside Ireland or the United Kingdom and in such manner and on such occasions as the Company may from time to time require in pursuance of his duties hereunder.

7.                                     No Obligation to provide work

For a maximum of six months after notice of termination has been served by either party, there shall be no obligation on the Company to require the Executive to work or perform any duties and if the Company gives written notice to the Executive that it requires the Executive not to work or perform any duties for up to six months, then during such period the Executive:

7.1                                shall not, without written permission of the Company, be entitled to access to any premises of the Company or any Associated Company; and

7.2                                shall continue to receive his full remuneration and other benefits hereunder including any bonus or incentive arrangement for which the Executive may be eligible as if the Executive had remained at work and had fulfilled his duties.

8.                                     Salary

8.1                                During the continuance of his employment under this Agreement, the Executive shall be paid a salary at the rate of Stg, 120,000 per annum. Such salary (and any revised salary pursuant to clause 8.2) shall accrue from day to day but shall be paid by equal monthly instalments in arrears on or before the last working day of each month into the Executive’s nominated bank account, subject to the deduction of such income tax (PAYE), and national insurance contributions and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make.

8.2                                The Executive’s salary provided for in clause 8.1 shall be subject to an upwards only annual review by the Board commencing on and with effect from 1 January 2000 and thereafter on each subsequent 1 January and an increase (if any) in salary shall have effect as if specifically provided for as a term of this Agreement.

8.3                                The Executive’s salary provided for in this clause 8 shall be deemed to include any fee receivable by the Executive as a director of the Company or any Associated Company or of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Associated Company.

8.4                                The Company may, at its absolute discretion, pay the Executive an annual performance related bonus of an amount to be determined by the Board. The total bonus pool available to employees of the Company will be set by the Board as a percentage of the Company’s revenues.

8.5                                The Company shall to the extent permitted by law be entitled to deduct from the Executive’s salary or bonus all sums from time to time owed by the Executive to the Company or any Associated Company, and by his execution hereof, the Executive hereby consents to the deduction of such sums, provided that he has been given reasonable prior notice of the intended deduction.

9.                                     Expenses

9.1                                The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly incurred by him in the proper performance of his duties up to such annual limit as may be determined by the Board, subject to the production of evidence of expenditure satisfactory to the Company.

9.2                                Where the Company issues a Company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 9.1 above or shall promptly repay to the Company any other expenses or sums incurred on such credit or charge card.

10.                              Pension, Health Insurance and Other Benefits

The Executive will be entitled to participate in whatever pension and employee benefits plan that may be adopted or provided by the Company from time to time.

11.                              Annual Leave

11.1                         The Executive shall be entitled to 30 days annual leave (in addition to statutory public holidays) in each calendar year to be taken at such time or times as agreed with the Board.

11.2                         Annual leave entitlement shall be deemed to accrue at the rate of 2.5 days per month and on the termination of this Agreement howsoever arising the Executive shall be entitled to pay in lieu of all accrued annual leave entitlement from the start of the then current leave year up to and including the Termination Date only. The basis of payment shall be at the rate of 1/261 basic annual salary for each day in excess of / less than the accrued entitlement.

11.3                        The Company’s leave year commences on 1 January and ends on 31 December. Annual leave cannot be carried forward from one year to the next without the consent of the Board. Salary in lieu of annual leave will not be paid by the Company.

12.                              Incapacity

12.1                        If the Executive is absent from work due to illness or accident he shall notify the Board as soon as possible. If this incapacity continues for five or more consecutive Business Days he shall submit a doctor’s certificate in a form satisfactory to the Company confirming his inability to attend work.

12.2                        If the Executive is absent from work due to illness or accident duly notified and certified in accordance with clause 12.1, the Company shall pay the Executive his remuneration, subject to clause 12.3, for a maximum aggregate period of twenty six weeks absence in any period of twelve months.

12.3                        The remuneration paid under clause 12.2 shall include any sick pay to which the Executive is entitled by law and shall be reduced by the amount of any social welfare or other benefits recovered by the Executive .

12.4                        The Company may (at its expense) at any time upon reasonable notice, whether or not the Executive is then incapacitated, require the Executive to submit to such medical examinations and tests by medical practitioners nominated by the Company at the expense of the Company and the Executive hereby agrees to submit to such medical examination and tests and hereby authorises such medical practitioners to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests provided that the Executive is given copies of all such results and tests.

12.5                        In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any third party all payments made to the Executive by the Company under this clause 12 shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise.

13.                              Discipline

In the event of perceived gross misconduct, the Board or in exceptional circumstances the co-chairmen of the Board will be entitled to suspend the Executive forthwith where it is necessary to do so in order to consider and investigate the allegation and decide what action or procedure it would be appropriate to adopt. Such suspension will be for no longer than is necessary to investigate the allegation. Full remuneration and all benefits shall be paid to the Executive during any such suspension. In all disciplinary matters, the Executive will be presented in writing with the totality of the allegations outstanding against him, will be given the right to respond, will have the opportunity to be represented at any disciplinary hearing by a colleague and will have the opportunity to call witnesses to support his case.

14.                              Termination

14.1                          Notwithstanding the provisions of clause 2 above, this Agreement may be terminated forthwith by the Company by written notice to the Executive if at any time:

14.1.1       he commits any serious or material breach or repeated breaches of his obligations under this Agreement and (if capable of remedy) fails to remedy the same within 14 days of receiving a written notification from the Board identifying such breaches and calling upon him to remedy them; or

14.1.2       he is guilty of dishonesty or gross misconduct or wilful neglect in the discharge of his duties or the performance of his powers hereunder, such that the Board can no longer have trust and confidence in him; or

14.1.3       he is adjudicated bankrupt or commits any act of bankruptcy or makes any formal arrangement or composition with his creditors; or

14.1.4       he is convicted of any criminal offence (other than a road traffic offence which does not result in a custodial sentence) which in the reasonable opinion of the Board seriously and detrimentally affects his position in or the reputation of the Company; or

14.1.5       he is guilty of any conduct tending to bring himself the Company or any Associated Company into disrepute; or

14.1.6       he ceases by any act or default of his own to be a director of the Company or is prohibited or disqualified by law from holding any office in the Company, any Associated Company or any other company; or

14.1.7       if the Executive is absent or unable through illness or injury to discharge in full his duties hereunder for a consecutive period of 26 weeks in any period of 12 consecutive months, or if the Executive becomes of unsound mind or shall be or become a patient for the purposes of any Mental Health Act so that he is unable to perform his duties, provided that no action will be taken to terminate his employment that would prejudice the Executive’s rights to benefit under the Company’s PHI scheme.

14.2.                       In the event of the Company terminating this Agreement except where the provisions of clause 14.1 apply, the Company will pay to the Executive by way of termination payment a gross sum calculated as follows:

14.2.1         if the Agreement is terminated during the First Period, the amount of salary plus the cost to the Company of providing any benefits (including any bonus) which the Executive would have received had he remained employed through the full period of two years from the date of notice being given, or if no notice was given, from the Termination Date;

14.2.2         if the Agreement is terminated during the Second Period, the amount of salary plus the cost to the Company of providing any benefits (including any bonus) which the Executive would have received had he remained employed through the full period of eighteen months from the date of notice being given or if no notice was given, from the Termination Date);

14.2.3         if the Agreement is terminated on or after the fourth anniversary of the Commencement Date the amount of salary plus the cost to the Company of providing any benefits (including any bonus) which the Executive would have received had he remained employed through the full period of twelve months from the date of notice being given or if no notice was given, from the Termination Date;

in each case, subject to normal deduction of tax and national insurance contributions. Such termination payment shall be reduced by the amount of any payments made to or on behalf of the Executive; during any notice period worked by the Executive, or by the amount of any payments which would have been made to or on behalf of the Executive during any notice period which the Executive does not work at his own request and with the agreement of the Company. It is hereby agreed by the Executive that this payment by the Company will be in full and final settlement of all claims, causes of action or complaints whatsoever arising out of the employment or termination of employment of the Executive which he has or may have against the Company or any Associated Company and whether arising under statute, common law, equity or otherwise. This clause is without prejudice to any claim that the Executive may have for personal injury arising out of his employment and, for the avoidance of doubt, this paragraph shall not prejudice the Executive’s accrued rights under the Company Pension Scheme or his rights under the Share Option Agreement dated as of 17 November 1998.

15.                              Reconstruction or Amalgamation

If before the termination of this Agreement the employment of the Executive under this Agreement is terminated by reason of liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or company resulting from such reconstruction or amalgamation or with any Associated Company, in the capacity of Chief Executive on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of his employment under this Agreement.

16.                              Executive’s Obligations on Termination

16.1                          Upon the termination of this Agreement howsoever arising, the Executive hereby agrees that he shall immediately at the request of the Company:

16.1.1         resign from all offices held by him in the Company and any Associated Company and from all other appointments or offices which he holds as nominee or representative of the Company or of any Associated Company and do all such acts and things (if any) as may be necessary to make: any such resignations effective and in default the Company is hereby irrevocably authorised to appoint some person as his attorney in his name and on his behalf to execute any documents and do all things requisite to give effect thereto; and

16.1.2         deliver up to the Company all Company property which may be in his possession or under his control including but not limited to, computer, all correspondence, documents, memoranda, papers, writings, keys, credit cards, business cards and all other property of or relating to the Company or any Associated Company except for any documents which the Executive may reasonably require to bring a claim against the Company in respect of, any accrued salary he may have or for compensation in respect of the termination of this Agreement provided always that the Executive notifies the Company of all such claims within 14 days of the Termination Date and immediately furnishes copies and a full list of all such documents retained and on conclusion of such claim(s) such documents are returned forthwith to the Company.

16.2                          The Company shall forthwith upon termination pay to the Executive all accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by the Executive to the Company or to any Associated Company, provided advance notice of any such amounts owing is given to the Executive.

16.3                          The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

17.                              Protective Covenants

17.1                       Acknowledgements by the Executive

The Executive acknowledges:-

(a)              that the Group is in a unique and highly specialised business involving products/services which are highly sophisticated and technical in nature;

(b)             that the Group’s market is national and international in scope with a limited number of competitors;

(c)              that the Group possess a valuable body of confidential information;

(d)             that the Company will give him access to confidential information in order to carry out his duties;

(e)              that the Executive’s duties include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company;

(f)                that the Executive’s knowledge of confidential information directly benefits him by enabling him to perform his duties;

(g)             that unless required for the performance of his duties the disclosure of any confidential information to any customer or actual or potential competitor of the Company may place the Company at a serious competitive disadvantage and may cause immeasurable (financial and other) damage to the Relevant Business;

(h)             that if, on leaving the employment of the Company, he was to hold any position in any actual or potential competitor to the Relevant Business, it may place the Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business; and

(i)                 that the success of the Relevant Business depends in part on the Executive’s successor and /or fellow employees establishing business relationships with the customers and suppliers of the Relevant Business which are similar to those established and maintained by the Executive in the course of his employment by the Company.

17.2                       Competition

During the continuance of this Agreement and, subject to clause 17.4 for a period of 12 months after the Termination Date the Executive shall not within the Territory, without the prior written consent of the Company:

17.2.1         be engaged, concerned or interested either directly or indirectly in any capacity either on his own behalf of in conjunction with or on behalf of any person, firm, company, business, concern or enterprise whatsoever in the Relevant Business or in any business wholly or partly in competition with the Relevant Business; or

17.2.2         directly or indirectly in any capacity either on his own behalf or in conjunction with or on behalf of any other person, firm, company, business, concern or enterprise whatsoever;

(a)               solicit or entice or endeavour to solicit or entice away from the Company or any Associated Company any person employed by the Company or any Associated Company in any capacity whatsoever whether or not such person would commit a breach of his contract of employment by reason of leaving such service;

(b)              canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Company or any Associated Company any person, firm, company, business, concern or enterprise whatsoever who is or was at any time during the period of 12 months immediately preceding the termination of a customer of or supplier to or in the habit of dealing with the Company or any Associated Company or who is or had been during the said 12 month period negotiating with the Company for the supply of such services or goods; or

(c)               interfere or seek to interfere to take steps as may interfere with the continuance of supplies to the Company or any Associated Company (or the terms relating to such supplies) from any persons who are or who have been supplying components, materials, goods or services to the Company or to any Associated Company at any time during the 12 month period immediately preceding termination of this agreement.

17.3                          Nothing contained in this clause shall act to prevent the Executive from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.

17.4                          The period of the restriction in clause 17.2 shall be reduced by the period of time for which the Company exercises its rights under clause 7 to require the Executive not to work or perform any or all of his duties.

17.5                          The Executive acknowledges and agrees that each clause of this section 17 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests on the Company but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if the period thereof and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

18.                              Binding on Successors

To the extent permitted by law, this Agreement shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

19.                              Waiver, Release and Remedies

19.1                        A waiver by either party of any breach by the other of any of the terms, provisions or conditions of this Agreement or the acquiescence by either party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

19.2                        Any remedy or right conferred upon either party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to such party whether pursuant to this Agreement or otherwise provided for by law.

19.3                        No failure or delay by either party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, remedy, right, power or privilege.

20.                              Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting one and the same instrument.

21.                              Notices

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand against receipt of the addressee or if transmitted by fax or sent by prepaid registered post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this clause). Any such notice shall be deemed to have been duly given if delivered at the time of delivery, if transmitted by fax at the time of termination of the transmission and if sent by prepaid registered post as aforesaid forty eight house after the same shall have been posted provided that in the case of notice to the Executive, any fax transmission or postal delivery shall not be validly given, if the Executive shall, to the knowledge of the Company, be away or travelling in which event notice will only be effectively given when the Executive returns to the relevant address.

22.                              Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

23.                              Severability

Each of the provisions of this Agreement, or any part thereof, is separate and severable and enforceable accordingly and if at any time any provision, or any part thereof, is adjudged by any court of competent jurisdiction to be void or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and of that provision, or any part thereof, in any other jurisdiction shall not in any way be affected or impaired thereby.

24.                              Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to deal with all disputes arising from on touching upon this Agreement.

25.                              Independent Legal Advice

The Executive acknowledges that he has been afforded the opportunity of obtaining independent legal advice on the terms of this Agreement and understands the effect and implications of this Agreement and every part thereof. The Executive further acknowledges that he has entered into this Agreement without any coercion of any description.

IN WITNESS whereof this Agreement has been duly executed on the date shown at the beginning of this Agreement.

Signed for and on behalf of
the Company by:

/s/ Raymond L. Killian, Jr.
Raymond L. Killian, Jr.
Director

Signed by the Executive:

/s/ Alasdair Haynes
Alasdair Haynes

in the presence of:

[ILLEGIBLE]
Witness

Address

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Occupation